Exhibit 4.8

AMENDMENT NO. 1
TO RIGHTS AGREEMENT

This Amendment No. 1 to that certain Rights Agreement (the "Rights Agreement"), dated as of April 1, 1998, between ICO, Inc., a Texas corporation (the "Company"), and Harris Trust & Savings Bank, a national banking association, as Rights Agent (acting at the direction of the Company), is dated as of October 31, 2003.

RECITALS OF THE COMPANY

WHEREAS, the Company desires to amend the Rights Agreement in order to accelerate the Final Expiration Date (as defined therein), and Section 29 of the Rights Agreement permits such amendments without the approval of any holders of the Right Certificates (as defined therein); and

WHEREAS , on October 31, 2003, the Board of Directors of the Company resolved to adopt this Amendment No. 1.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

1.    The definition of Final Expiration Date contained in Section 1, Certain Definitions , of the Rights Agreement is hereby amended to read as follows:

"Final Expiration Date" shall mean the Close of Business on November 3, 2003.

2.    All of the remaining terms and provisions of the Rights Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed, as of the day and year first above written.

ICO, Inc.

By:	/s/ Jon C. Biro

Name:	Jon C. Biro
Title:	Interim Chief Executive Officer and
Chief Financial Officer

Harris Trust and Savings Bank

As Rights Agent

By:	/s/ Martin J. McHale

Name:	Martin J. McHale
Title:	Vice President